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                                                                   EXHIBIT 12(A)



                          PROTECTIVE LIFE CORPORATION



                                                  3/31/94      3/31/93      1993       1992       1991       1990       1989
                                                -----------  -----------  ---------  ---------  ---------  ---------  ---------
COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
 TO FIXED CHARGES
Income before income tax......................      24,379       17,295      85,044     59,947     51,703     40,282     32,286
Less pretax minority interest.................           0            0         (19)       (90)    (1,721)    (1,326)         0
Add interest expense..........................       1,972        1,337       6,338      4,806      5,738      5,400      1,330
                                                -----------  -----------  ---------  ---------  ---------  ---------  ---------
Earnings before interest and taxes............      26,351       18,632      91,363     64,663     55,720     44,356     33,616
                                                -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                -----------  -----------  ---------  ---------  ---------  ---------  ---------
Earnings before interest and taxes divided by
 interest expense.............................        13.4         13.9        14.4       13.5        9.7        8.2       25.3
COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
 TO INTEREST ON DEBT AND INTEREST CREDITED ON
 INVESTMENT PRODUCTS
Income before income tax......................      24,379       17,295      85,044     59,947     51,703     40,282     32,286
Less pretax minority interest.................           0            0         (19)       (90)    (1,721)    (1,326)         0
Add interest expense..........................       1,972        1,337       6,338      4,806      5,738      5,400      1,330
Add interest credited to inv. products........      58,460       50,344     220,772    173,658    132,533     54,767     14,385
                                                -----------  -----------  ---------  ---------  ---------  ---------  ---------
Earnings before interest and taxes............      84,811       68,976     312,135    238,321    188,253     99,123     48,001
                                                -----------  -----------  ---------  ---------  ---------  ---------  ---------
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Earnings before interest and taxes divided by
 interest expense plus interest credited on
 inv. products................................         1.4          1.3         1.4        1.3        1.4        1.6        3.1
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